Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction

Save Foods Ltd. is 98.48% owned by Save Foods, Inc.	Israel
Nitrousink, Ltd. is 60% owned by Save Foods, Inc.	Israel